EXHIBIT 12.1
BIOMED REALTY TRUST, INC.
CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES

	BioMed Realty Trust, Inc.			BioMed Realty Trust, Inc. Predecessor
				Historical Combined
	Historical Consolidated Period			Period	Historical Combined Year Ended
	April 1 -	January 1 -	August 11 -	January 1 -
	June 30,	March 31,	December 31,	August 17,
	2005	2005	2004	2004	2003	2002	2001	2000
Earnings:
Add:
Income before minority interests in property partnerships, income from unconsolidated joint ventures, minority interest in Operating Partnership	1,505	6,265	5,051	1,001	2,334	1,660	1,058	886
Amortization of interest capitalized	4	4	6	11	17	17	13	—
Distributions from unconsolidated joint ventures	35	16	27	—	—	—	—	—
Fixed charges (see below)	6,958	1,436	1,180	1,760	2,901	3,154	2,966	446
Subtract:
Interest capitalized	—	—	—	—	—	—	(244)	(446)

Total earnings	8,502	7,721	6,264	2,772	5,252	4,831	3,793	886

Fixed charges:
Interest expensed	6,812	1,411	1,180	1,760	2,901	3,154	2,722	—
Interest capitalized	146	25	—	—	—	—	244	446

Total fixed charges	6,958	1,436	1,180	1,760	2,901	3,154	2,966	446

Ratio of earnings to fixed charges	1.2	5.4	5.3	1.6	1.8	1.5	1.3	2.0